Robert A. Maheu Joins the Board of Directors of CMKM Diamonds Inc.

LAS VEGAS--(BUSINESS WIRE)--Jan. 31, 2005--CMKM Diamonds Inc. (Pink Sheets: CMKX - News) is pleased to announce that Robert A. Maheu has joined the board of directors of the company. Maheu will serve as the co-chairman of the board of directors and will assist Mr. Casavant in the immediate and long-term objectives of the company.

"In the company's agenda for 2005, it has become paramount to bring in individuals and companies that can make significant contributions to the company. As the company begins to accomplish short-term goals, we decided to bring in an individual who can manifest an atmosphere for success. Mr. Maheu is that man," stated Casavant, chairman of CMKM Diamonds Inc.

Maheu is probably most famous for his role with Howard R. Hughes. Maheu served as the alter ego to Hughes. Maheu negotiated for the purchase of many Nevada properties on behalf of Hughes and the Hughes Tool Co. As a consequence, seven hotel/casinos, one airport and millions of dollars of raw land were acquired. In each case, Maheu became the chief operating officer. Additionally, he was responsible for the acquisition of an airline. He also represented the Hughes' interests before local, county, state and national regulatory bodies for many years. At an earlier time in his life, Maheu served as supervisor of the administrative section of the New York City Federal Bureau of Investigation Office and special assistant to Assistant Director E.J. Connelly, who was in charge of major cases for the entire Federal Bureau of Investigation.

Throughout his life, Maheu and Robert A. Maheu & Associates served as an advisor(s) to many great men and companies throughout the history of America. Westinghouse, World Tankers Inc., Stavros Niarchos, Del E. Webb Corp., Schenley Distributors, United Steel Workers of America, Hughes Tool Co., Hughes Aircraft, Theta-Com of California, Howard R. Hughes, Leisure Industries Ltd., Jayhawk Industries, International Business Associates Inc., Shaheen Resources, MacMillian-Ring Free Oil Co., Pacific Investments, Expo-Tech, Exploration Co. of Louisiana, New Orleans Steamboat Co., Greyhound Exposition Services, Central Intelligence Agency, Global Intelligence Network, Las Vegas Investment Advisors Inc., Paradigm Gaming Systems, Konami Gaming Inc., Sunbelt Communications and Castle Rock Pictures Inc. are some of the companies. To list all of Maheu's accomplishments would turn this brief announcement into a novel.

Casavant and Maheu will together be looking into the company and setting forth exactly what CMKM Diamonds needs to do in order to be successful in its current endeavors. The two look to bring in a president to the company that has successful history in geology and mining of natural resources.

www.casavantmining.com

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Contact:

    CMKM Diamonds Inc.

    Andrew Hill, 306-752-3755 or 877-752-3755

    cmkxir@casavantmining.com